Exhibit 18.1
November 2, 2015
Travelport Worldwide Limited
Axis One, Axis Park
10 Hurricane Way
Langley, Berkshire SL3 8AG
United Kingdom
Dear Sirs/Madams:
At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 30, 2015, of the facts relating to the change in the method of accounting for treasury shares. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Travelport Worldwide Limited and subsidiaries (the “Company”), that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.
We have not audited any consolidated financial statements of the Company as of any date or for any period subsequent to December 31, 2014. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Travelport Worldwide Limited and subsidiaries as of any date or for any period subsequent to December 31, 2014.
Yours truly,
/s/ DELOITTE LLP
London, England